UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

(RULE 14c-101)

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934 (Amendment No.                      )

Check the appropriate box:
☐	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☒	Definitive Information Statement
Gasco Energy, Inc.
(Name of Registrant As Specified In Its Charter)
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GASCO ENERGY, INC.

7979 E. Tufts Ave., Suite 1150

Denver, Colorado  80237

INFORMATION STATEMENT

PURSUANT TO SECTION 14(c)

OF THE SECURITIES EXCHANGE ACT OF 1934

AND RULE 14c-2 THEREUNDER

NO VOTE OR OTHER ACTION OF THE COMPANY’S STOCKHOLDERS IS REQUIRED IN CONNECTION WITH THIS INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY

Gasco Energy, Inc. (the “Company,” “we,” “us, “our”) is sending you this Information Statement to inform you of the approval of stockholder resolutions described below by written consent on October 23, 2013 (the “Written Consent”). The Company’s Board of Directors (the “Board”) recommended the adoption of the stockholder resolutions approved in the Written Consent, and the Written Consent was executed by our two largest stockholders, Markham LLC, a Delaware limited liability company (“Markham”), and Orogen Energy, Inc., a Delaware corporation (“Orogen” and, collectively with Markham, the “Consenting Stockholders”), who held in the aggregate (i) 396,544,190 shares of our common stock, par value $0.0001 per share (the “Common Stock”), representing approximately 70.4% of our total issued and outstanding shares of Common Stock, and (ii) 50,000 shares of our Series D Convertible Preferred Stock, par value $0.001 per share (the “Series D Preferred Stock”), representing 100% of our total issued and outstanding shares of Series D Preferred Stock. The stockholder resolutions approve amendments (the “Charter Amendment”) to our Amended and Restated Articles of Incorporation (as amended, the “Articles of Incorporation”) to (i) increase the number of shares of Common Stock authorized for issuance from 600,000,000 to 9,000,000,000 and (ii) reduce the par value of our shares of preferred stock from $0.001 per share to $0.0001 per share.

Under applicable federal securities laws, although the holders of (i) at least a majority of our shares of Common Stock, (ii) at least a majority of our shares of Series D Preferred Stock, and (iii) at least a majority of our shares of Common Stock and Series D Preferred Stock (on an as-converted into Common Stock basis) have approved the Charter Amendment, the Charter Amendment is not effective and we may not file the Charter Amendment with the Secretary of State of the State of Nevada until at least 20 calendar days after the mailing of this Information Statement. We expect to mail this Information Statement on or about November 8, 2013. The Board is not soliciting your proxy in connection with the adoption of these amendments and is not requesting proxies from stockholders.

This Information Statement constitutes notice to stockholders of record on October 23, 2013 of action taken without a meeting. We will not undertake any additional action with respect to the receipt of written consents. The Nevada Revised Statutes (the “NRS”) do not provide any appraisal rights to our stockholders as a result of the adoption of these amendments.

We will pay all expenses in connection with the distribution of this Information Statement, which we expect to be less than $2,000.

Our principal executive offices are located at 7979 E. Tufts Ave., Suite 1150, Denver, Colorado 80237. Our telephone number is (303) 483-0044.

Notice dated November 7, 2013

This Information Statement has been filed with the Securities and Exchange Commission (the “SEC”) and is being furnished, pursuant to Section 14(c) and Rule 14c-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to the holders of our Common Stock to notify the stockholders of the Company of certain actions taken by written consent.

AMENDMENTS TO AMENDED AND RESTATED ARTICLES OF INCORPORATION

Background

The Company has previously disclosed that due to the significant extended decline in natural gas prices in recent years caused primarily by excess domestic production, the Company has not been able to recover its exploration and development costs as anticipated. As such, there has been substantial doubt regarding the Company’s ability to generate sufficient cash flows from operations to fund its ongoing operations, and the Company had previously estimated that cash on hand and forecasted cash flows from operations would only be sufficient to fund cash requirements for working capital through September of 2013, although the Company was able to conserve its cash resources through October of 2013.

In addition, the Company did not pay the April 5, 2013 and October 5, 2013 semi-annual interest payments on its 5.5% Convertible Senior Notes due 2015 (the “Notes”), and as a result, an event of default occurred under the indenture, which could have resulted in legal action for collection of the Notes or the filing of an involuntary petition for bankruptcy against the Company. As a result of this event of default, the trustee for the Notes or the holders of at least 25% in aggregate principal amount of the Notes had the right to accelerate payment obligations under the Notes.  As of October 18, 2013, total accumulated principal and interest on the Notes (including default interest) equaled $47,795,256.

The Company’s prior revolving credit facility matured in June 2012, at which time the Company repaid all of the outstanding borrowings thereunder, primarily from the proceeds of asset sales and the liquidation of natural gas price hedges.  While the Company attempted to secure a replacement credit facility, it had been unable to do so on acceptable terms and the Company was no longer in active discussions to obtain a replacement facility.  The Company had not allocated any amounts to its 2013 capital budget.  There was no assurance that the Company would be able to adequately finance its operations or execute its existing short-term and long-term business plans, and the Company’s liquidity and results of operations were highly likely to be materially adversely affected if it was unable to generate sufficient operating cash flows, secure additional capital or otherwise pursue a strategic restructuring, refinancing or other transaction to provide the Company with additional liquidity.

The Company engaged Stephens Inc. (“Stephens”), a financial advisor, to assist the Company in evaluating such potential strategic alternatives, including a sale of the Company or all of its assets.  It was possible these strategic alternatives would require the Company to make a pre-packaged, pre-arranged or other type of filing for protection under Chapter 11 of the U.S. Bankruptcy Code (or that an involuntary petition for bankruptcy could have been filed against the Company), and these factors raised substantial doubt about the Company’s ability to continue as a going concern.

The Company, with assistance from Stephens, conducted an extensive process to identify potential purchasers for the Company’s assets.  This effort resulted in several offers that were substantially lower than the Company’s outstanding indebtedness.  As a result, the acceptance of any one of these offers by the Company would have likely required that the Company file for protection under Chapter 11 of the U.S. Bankruptcy Code in order to deliver free and clear title to any potential purchaser.  In addition to pursuing a potential sale of the Company’s assets, the Company, with assistance from Stephens, also sought potential investors to fund a financial restructuring of the Company’s debt obligations.  Several financial restructuring proposals resulting from this process were carefully considered by the Company and its advisors.  None of the restructuring proposals received by the Company would have fully repaid all of the Company’s outstanding debt obligations.  The proposal that was negotiated and ultimately accepted by the Company and described in more detail below required that the holders of the Notes accept a substantial discount on the sale of the Notes to the restructuring investors.  The discounted payment that the Note holders received plus the revolving credit facility received by the Company as described in more detail below is expected to allow the Company to avoid the necessity of filing for protection under Chapter 11 of the U.S. Bankruptcy Code in the near term.  Following a review of the restructuring transactions described below, the Board received an opinion from Stephens that the consideration expected to be received by the Company in the transactions, taken as a whole, was fair to the Company from a financial point of view.

Stephens provided its opinion on and as of October 14, 2013 for the information of and assistance to the Board in connection with its consideration of the restructuring transactions.  The opinion was intended for the use and benefit of the Board for purposes of its evaluation of the restructuring transactions.  The opinion was one of many factors taken into consideration by the Board in making its determination to approve the restructuring transactions.  The opinion does not address the merits of the underlying decision by the Company to engage in the restructuring transactions, nor was it intended to confer any rights or remedies upon any other person.

In forming its opinion, Stephens made subjective business judgments and relied on the accuracy and completeness in all material respects of the information and financial data provided to Stephens by the Company.  The opinion was based upon such information and financial data.  Stephens has not undertaken to independently verify such information and financial data and has not assumed any responsibility for making or undertaking an independent evaluation or appraisal of any of the assets, oil and gas reserves or liabilities of the Company or any of its subsidiaries, nor to evaluate the solvency or fair value of the Company or any its subsidiaries under any laws relating to bankruptcy, insolvency or similar matters.  With respect to management’s financial forecasts for the Company and management’s estimates and assessments of oil and gas reserves, Stephens assumed that that such forecasts, estimates and assessments were reasonably prepared on bases reflecting the best available estimates, assessments and judgments of management of the Company, and Stephens has relied on such estimates, assessments and judgments.  Stephens is not an expert in the evaluation of oil and gas reserves and Stephens has expressed no view as to the reserve quantities, or the potential development or production (including, without limitation, as to the feasibility or timing thereof) of any oil and gas properties of the Company.  Stephens relied, without independent verification, upon the assessments of the Company’s management and staff as to the oil and gas reserves of the Company and as to market trends and prospects relating to the oil and gas industry and the potential effects of such trends and prospects on the Company, including without limitation the assumptions as to commodity prices reflected in the financial forecasts and estimates referred to above.

The terms of the restructuring transactions described below were determined through negotiations between the Company and the Consenting Stockholders.  The Board reviewed the terms of the restructuring transactions with management of the Company and consulted with advisors to the Company regarding the restructuring transactions.  Following its review and consultation activities, the Board considered and discussed the proposed restructuring transactions and determined to approve and implement the restructuring transactions.

Restructuring Transactions

On October 17, 2013, the Consenting Stockholders and certain noteholders of the Company, entered into certain Purchase and Sale Agreements (the “Note Purchase Agreements”) pursuant to which, among other things, the Consenting Stockholders acquired (i) $45,168,000 in aggregate outstanding principal amount of the Notes, representing 100% of the issued and outstanding Notes, (ii) 182,065 shares of the Company’s Series C Convertible Preferred Stock, par value $0.001 per share (the “Series C Shares”), representing 100% of the issued and outstanding Series C Convertible Preferred Stock, and (iii) 2,743,818 shares of Common Stock.  Such securities represented beneficial ownership of less than ten percent of the issued and outstanding Common Stock pursuant to the limitations set forth in the indenture governing the Notes and the certificate of designations governing the Series C Shares.

On October 18, 2013, in exchange for the issuance of 250,000 shares of Common Stock by the Company to the Consenting Stockholders, the Company and the Consenting Stockholders entered into that certain Credit Agreement (the “Credit Agreement”), pursuant to which, among other things, the Consenting Stockholders extended credit to the Company in the maximum principal amount of $5,000,000 in the form of a revolving credit facility to fund working capital and capital expenditure requirements of the Company (the “Revolving Credit Facility”).  The Revolving Credit Facility bears interest at a fixed annual rate of 8% and becomes due on February 18, 2014.  The Revolving Credit Facility is secured by substantially all of the proved oil and gas assets and all personal property of the Company and its subsidiaries and by guarantees of each of the Company’s subsidiaries.  The Revolving Credit Facility contains certain customary restrictive covenants and also contains customary events of default, including nonpayment of principal or interest, violations of covenants, cross defaults, bankruptcy and material judgments.  On October 18, 2013, the Company borrowed $2,500,000 under the Revolving Credit Facility, which was used for general corporate purposes, leaving the Company with $2,500,000 of credit availability under the Revolving Credit Facility, subject to the terms and conditions thereof.

On October 18, 2013, following the consummation of the transactions contemplated by the Credit Agreement, the Company and Consenting Stockholders entered into that certain Securities Purchase Agreement (the “Securities Purchase Agreement” and, collectively with the Note Purchase Agreements and the Credit Agreement, the “Agreements”), pursuant to which, in exchange for the Consenting Stockholders transferring the Notes and the Series C Shares to the Company, the Company issued to the Consenting Stockholders an aggregate of (i) 393,550,372 shares of Common Stock and (ii) 50,000 shares of Series D Preferred Stock. The Notes and the Series C Shares were cancelled following their acquisition by the Company.

Each share of Series D Preferred Stock is convertible at the option of the Consenting Stockholders into 145,914.88 shares of Common Stock, or an aggregate of 7,295,744,128 shares of Common Stock. The Series D Preferred Stock also ranks senior to all existing preferred stock and Common Stock of the Company with respect to dividend rights, redemption rights and rights upon liquidation. From and after the date of the issuance of any shares of Series D Preferred Stock, dividends accrue on each share at the rate of 10% per annum of the Series D Preferred Stock’s stated value of $100 per share, plus accrued but unpaid dividends, compounded quarterly. If the Company is liquidated and the assets and funds available for distribution among the holders of Series D Preferred Stock are insufficient to permit the payment in full of the liquidation value of all of the outstanding Series D Preferred Stock, then the entire assets and funds of the Company will be distributed ratably in respect of the holders of Series D Preferred Stock. Beginning one year and one day after the original date of issuance, the Consenting Stockholders can require that the Company redeem the outstanding shares of Series D Preferred Stock at a redemption price equal to the stated value of $100 per share, plus accrued and unpaid dividends. The shares of Series D Preferred Stock are entitled to vote on an as-converted basis with the holders of the Common Stock on any matter presented to the holders of the Common Stock for their action or consideration. The Series D Preferred Stock is subject to anti-dilution protection as well as certain protective provisions.

Although each share of Series D Preferred Stock is convertible into 145,914.88 shares of Common Stock, the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to enable the Consenting Stockholders to fully convert their shares of Series D Preferred Stock. Accordingly, the Board approved and adopted amendments to the Articles of Incorporation to (i) increase the number of shares of Common Stock authorized for issuance from 600,000,000 to 9,000,000,000 to permit the full conversion of Series D Preferred Stock; and (ii) reduce the par value of our shares of preferred stock from $0.001 per share to $0.0001 per share and recommended that the stockholders of the Company approve the Charter Amendment by written consent. The Written Consent approving the Charter Amendment was subsequently executed by the Consenting Stockholders on October 23, 2013.  A copy of the Charter Amendment is attached to this Information Statement as Appendix A (subject to any changes required by applicable law).

A copy of the Securities Purchase Agreement and the Credit Agreement have been filed with the SEC as Exhibits 2.1 and 10.1, respectively, to the Company’s Current Report on Form 8-K filed on October 21, 2013. The description of the foregoing transactions does not purport to be complete and is qualified in its entirety by the terms of the Securities Purchase Agreement and the Credit Agreement filed as exhibits to the Company’s Current Report on Form 8-K.

Upon the closing of the transactions contemplated by the Securities Purchase Agreement, there was a change of control of the Company.  Following the closings under the Agreements and completion of the transactions related thereto, the Consenting Stockholders beneficially own 396,544,190 shares of Common Stock and 50,000 shares of Series D Preferred Stock, which are convertible into 7,295,744,128 shares of Common Stock (subject to authorization of additional shares of Common Stock), each as of October 18, 2013. Such shares of Common Stock and Series D Preferred Stock together represent beneficial ownership of approximately 97.9% of the Company’s issued and outstanding Common Stock.

Immediately following the closing of the Securities Purchase Agreement, the Company (i) set the size of the Board to three members effective immediately, (ii) accepted the resignations of Richard J. Burgess, Charles B. Crowell, Steven D. Furbush and John A. Schmit from the Board effective immediately, (iii) appointed G. Wade Stubblefield to serve as a member of the Board effective immediately, and (iv) appointed L. Edward Parker to serve as a member of the Board effective immediately following the Company’s compliance with the requirements of Section 14(f) of the Exchange Act.  As a result thereof, immediately after the closing of the Securities Purchase Agreement, Messrs. Langdon and Stubblefield constituted the entire Board, and, upon the Company’s compliance with Section 14(f) of the Exchange Act, Mr. Parker will join the Board.

Purposes of the Proposed Increase in Authorized Shares of Common Stock

As described above, the proposed increase in authorized shares of Common Stock will enable the Consenting Stockholders to fully convert their shares of Series D Preferred Stock.  We are required, pursuant to the terms of the Securities Purchase Agreement, to obtain the approval of the Company’s stockholders to the Charter Amendment and to reserve and keep available at all times, free of preemptive rights, a sufficient number of shares of Common Stock to enable the Consenting Stockholders to fully convert their shares of Series D Preferred Stock.

We believe it is also necessary to authorize additional shares of Common Stock to provide us with the flexibility to meet business needs as they arise, to take advantage of favorable opportunities and to respond to changing corporate and financial environments. If we issue additional shares, the ownership interests of holders of our Common Stock will be diluted.

Purposes of Proposed Reduction in the Par Value of the Preferred Stock

As a general rule, corporations may designate shares of common stock to be either with or without par value. The par value of a share of common stock is simply an amount fixed as the nominal value of the stockholder’s interest in such shares of stock. Historically, par value was intended to represent the sum of money or value of property or services which was to have been paid or contributed to the corporation in exchange for each share of the corporation’s common stock. Today, par value has very little significance except for certain technical financial statement presentation issues (under accounting rules) and certain matters under state corporate law applicable to companies which designate a stated par value.

The proposed reduction in the par value of our shares of preferred stock from $0.001 per share to $0.0001 per share will enable the Board the needed flexibility to issue shares of the Company’s preferred stock, including the Series D Preferred Stock, at prices lower than $0.001 per share, as it deems appropriate.

Description of the Capital Stock

As of October 23, 2013, our authorized capital consisted of 600,000,000 shares of Common Stock, of which 563,532,352 shares were issued and outstanding, and 5,000,000 shares of undesignated preferred stock, of which 50,000 shares of Series D Preferred Stock were issued and outstanding. Also on that date, approximately 6,217,647 shares of Common Stock were issuable upon exercise of outstanding options, and 30,250,000 shares of Common Stock were issuable upon exercise of outstanding warrants.

Under the terms of the Charter Amendment, the total number of authorized shares of Common Stock will be increased to 9,000,000,000. The newly authorized shares of Common Stock will be identical to previously authorized shares of Common Stock and will entitle the holders thereto to the same rights and privileges as holders of the previously authorized shares.

The following describes certain terms of the Common Stock as set forth in the Articles of Incorporation and our Amended and Restated Bylaws (as amended, the “Bylaws”), but does not purport to be complete and is qualified in its entirety by reference to the Articles of Incorporation and Bylaws, copies of which are available from us upon request. These documents have also been filed with the SEC. Please read “Requests For Certain Documents” of this Information Statement.

Common Stock

Holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Because holders of Common Stock do not have cumulative voting rights, the holders of a majority of the shares of Common Stock can elect all of the members of the Board standing for election, subject to the rights, powers and preferences of any outstanding series of preferred stock. Subject to the rights and preferences of any shares of preferred stock that are outstanding or that we may issue in the future, the holders of Common Stock are entitled to receive:

•                  dividends as may be declared by the Board; and

•                  pro rata, based on the number of shares held, all of our assets available for distribution to the holders of Common Stock in liquidation.

There are no preemptive rights or redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable.

Preferred Stock

Subject to the provisions of the Articles of Incorporation and legal limitations, the Board has the authority, without further vote or action by the stockholders:

•                  to issue up to 5,000,000 shares of preferred stock in one or more series, including 50,000 shares of Series D Preferred Stock; and

•                  to fix the rights, preferences, privileges and restrictions of our preferred stock, including provisions related to dividends, conversion, voting, redemption, liquidation and the number of shares constituting the series or the designation of that series, which may be superior to those of the Common Stock.

The issuance of shares of preferred stock by the Board as described above may adversely affect the rights of the holders of the Common Stock. For example, preferred stock may rank prior to the Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of Common Stock. The issuance of shares of preferred stock may discourage third party bids for the Common Stock or may otherwise adversely affect the market price of the Common Stock. In addition, the preferred stock may enable the Board to make more difficult or to discourage attempts to obtain control of our company through a hostile tender offer, proxy contest, merger or otherwise or to make changes in our management.

Series D Convertible Preferred Stock

For a summary description of the terms and conditions of the Series D Preferred Stock, see “Amendments to Amended and Restated Articles of Incorporation — Restructuring Transactions” above.

Anti-Takeover Provisions of the Articles of Incorporation and Bylaws

The Articles of Incorporation and Bylaws contain several provisions that could delay or make more difficult the acquisition of us through a hostile tender offer, open market purchases, proxy contest, merger or other takeover attempt that a stockholder might consider in his or her best interest, including those attempts that might result in a premium over the market price of the Common Stock.

Special Meetings of Stockholders

Subject to the rights of the holders of any series of preferred stock, the Bylaws provide that special meetings of the stockholders may be called by the Board by the resolution of a majority of the Board or at the written demand of 60% of the shares outstanding and entitled to vote, or by our President or by one of our Vice Presidents.

Advance Notice Procedure for Director Nominations and Stockholder Proposals

The Bylaws provide that adequate notice must be given to nominate candidates for election as directors or to make proposals for consideration at annual meetings of stockholders. Notice of a stockholder’s intent to nominate a director must be delivered to or mailed and received at our principal executive offices as follows:

•                  for an election to be held at the annual meeting of stockholders, not later than 90 calendar days, nor earlier than 120 calendar days, prior to the anniversary date of the immediately preceding annual meeting of stockholders; and

•                  for an election to be held at a special meeting of stockholders, not later than the later of (1) 90 calendar days, nor earlier than 120 calendar days, prior to the special meeting or (2) 10 calendar days following the public announcement of the special meeting.

Notice of a stockholder’s intent to raise business at an annual meeting must be received at our principal executive offices not later than 90 calendar days, nor earlier than 120 calendar days, prior to the anniversary date of the preceding annual meeting of stockholders.

These procedures may operate to limit the ability of stockholders to bring business before a stockholders’ meeting, including the nomination of directors and the consideration of any transaction that could result in a change in control and that may result in a premium to our stockholders.

Amendment of the Bylaws

The Board may amend or repeal the Bylaws and adopt new bylaws. The holders of the Common Stock may amend or repeal the Bylaws and adopt new bylaws by a majority vote.

Nevada Takeover Statute

Under the terms of the Articles of Incorporation and as permitted under Nevada law, we have elected not to be subject to Nevada’s anti-takeover law. This law provides that specified persons who, together with affiliates and associates, own, or within three years did own, 10% or more of the outstanding voting stock of a corporation could not engage in specified business combinations with the corporation for a period of three years after the date on which the person became an interested stockholder. The law defines the term “business combination” to encompass a wide variety of transactions with or caused by an interested stockholder, including mergers, asset sales and other transactions in which the interested stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders. With the approval of our stockholders, we may amend the Articles of Incorporation in the future to become governed by the anti-takeover law. This provision would then have an anti-takeover effect for transactions not approved in advance by the Board, including discouraging takeover attempts that might result in a premium over the market price for the shares of the Common Stock. By opting out of the Nevada anti-takeover law, third parties could pursue a takeover transaction that was not approved by the Board.

Anti-Takeover Effects of the Charter Amendment

Because we are already controlled by the Consenting Stockholders and our governing documents contain anti-takeover provisions, the Charter Amendment will not have any additional anti-takeover effects on us.

The Charter Amendment is not the result of management’s knowledge of any specific effort to accumulate our securities or to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise.  We are required, pursuant to the terms of the Securities Purchase Agreement, to obtain the approval of the Company’s stockholders to the Charter Amendment.

Interest of Certain Persons in Matters To Be Acted Upon

None of the Company’s officers or directors has a substantial interest in the Charter Amendment, other than to the extent they are representatives of the Consenting Stockholders.  The Consenting Stockholders have an interest in the Charter Amendment as the proposed increase in authorized shares of Common Stock will enable the Consenting Stockholders to fully convert their shares of Series D Preferred Stock into shares of Common Stock.

Appraisal Rights

The stockholders have no right under the NRS, the Articles of Incorporation, or the Bylaws to seek appraisal rights with respect to their shares as a result of the Charter Amendment.

Procedure for Implementing the Charter Amendment

The Charter Amendment will become effective upon the filing of a certificate of amendment to the Articles of Incorporation with the Secretary of State of the State of Nevada. The certificate of amendment may not be filed until at least 20 calendar days following the mailing of this Information Statement.

Vote Required

The Charter Amendment was approved by the holders of (i) at least a majority of our shares of Common Stock, (ii) at least a majority of our shares of Series D Preferred Stock, and (iii) at least a majority of our shares of Common Stock and Series D Preferred Stock (on an as-converted into Common Stock basis), as required by the Articles of Incorporation. The Board approved the Charter Amendment before its approval by the Consenting Stockholders.

CHANGE OF CONTROL

Upon the closing of the transactions contemplated by the Securities Purchase Agreement on October 18, 2013, there was a change in control of the Company.  See “Amendments to Amended and Restated Articles of Incorporation — Restructuring Transactions” for a description of the Note Purchase Agreements and the Securities Purchase Agreement and the shares of Common Stock and Series D Preferred Stock acquired by the Consenting Stockholders.  As of October 23, 2013, such shares of Common Stock and Series D Preferred Stock together represent beneficial ownership of approximately 97.9% of the Company’s issued and outstanding Common Stock.  Following the expiration of the ten day period in accordance with Section 14(f) of the Exchange Act, the Company anticipates that the Board will be comprised of Richard S. Langdon, G. Wade Stubblefield and L. Edward Parker.  Pursuant to the terms and conditions of a Stockholders Agreement, dated as of October 18, 2013, between the Consenting Stockholders, each of the Consenting Stockholders has agreed to vote all securities of the Company entitled to vote for members of the Board owned or controlled by such Consenting Stockholder such that the size of the Board is three directors, and to cause the election of the following persons to the Board: (i) the Company’s Chief Executive Officer, who shall initially be Richard Langdon and (ii) two individuals not otherwise an affiliate of the Company or of any Consenting Stockholder each of whom is mutually acceptable to the holders of a two-thirds or more of the votes entitled to be cast in the election of the Company’s directors by all Consenting Stockholders, who shall initially be G. Wade Stubblefield and L. Edward Parker.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of October 23, 2013, the Company had duly authorized capital stock consisting of 605,000,000 shares of all classes of stock, of which (A) 600,000,000 shares are Common Stock, of which, (i) 563,532,352 shares were issued and outstanding, (ii) 6,217,647 shares were issuable upon exercise of outstanding options, and (iii) 30,250,000 shares were issuable upon exercise of outstanding warrants; and (B) 5,000,000 shares are preferred stock, par value $0.001 per share, of which 50,000 shares of Series D Preferred Stock were issued and outstanding.

Unless otherwise noted, each person listed has sole voting and dispositive power over the shares indicated and the address of each stockholder is the same as the Company’s address. The number of shares beneficially owned by a person or entity includes the shares of Common Stock that are issuable upon conversion of all outstanding and Series D Preferred Stock beneficially owned by such holders, which are convertible at any time by the holder thereof. The number of shares beneficially owned by a person or entity also includes shares that may be acquired pursuant to the exercise of stock options and warrants that are exercisable within 60 days of October 23, 2013.

The following table shows information with respect to the beneficial ownership of the Common Stock as of October 23, 2013 by (i) each of the Company’s directors and Named Executive Officers and (ii) all of the Company’s current directors and executive officers as a group.

Directors and Named Executive Officers	Number of Shares of Common Stock Beneficially Owned	Percent of Class

Michael K. Decker (1)(2)	1,472,135	*
Richard P. Crist (1)	166,665	*
Richard S. Langdon (1)	487,937	*
G. Wade Stubblefield	—	—
L. Edward Parker (3)	—	—

All Directors and Executive Officers as a group (5 persons) (1)(2)	2,126,737	*

* Represents ownership of less than 1% of the Company’s outstanding Common Stock.

(1)         The following number of shares of Common Stock issuable upon the exercise of options that are exercisable within 60 days of October 23, 2013 are included in the amounts shown: Mr. Decker, 1,017,082 shares; Mr. Crist, 166,665 shares; and Mr. Langdon, 487,080 shares.

(2)         The following number of shares of Common Stock issuable upon the exercise of warrants that are exercisable within 60 days of October 23, 2013 are included in the amounts shown:  Mr. Decker, 78,125 shares.

(3)         Mr. Parker is expected to join the Board upon the Company’s compliance with Section 14(f) of the Exchange Act.

5% Stockholders	Number of Shares of Common Stock Beneficially Owned	Percent of Class

Markham LLC (1)	7,692,288,318	97.9%
Orogen Energy, Inc. (1)	7,692,288,318	97.9%

(1)         The address for Markham is c/o McIntyre Partners, 30A Brook Street, London W1K 5DJ and the address for Orogen is 1 Riverway, Suite 610, Houston, Texas 77056.  The number of shares listed in this table includes 198,272,095 shares of Common Stock held by each of Markham and Orogen and 3,647,872,064 shares of Common Stock (subject to authorization of additional shares of Common Stock) issuable upon conversion of the 25,000 shares of Series D Preferred Stock held by each of Markham and Orogen. Markham and Orogen entered into a Stockholders Agreement, dated as of October 18, 2013 with respect to the voting and disposition of the shares of Common Stock and Series D Preferred Stock held by them.  As a result, the number of shares of Common Stock and the percentage of total shares beneficially held by these stockholders is reported based on the total “group” ownership. Markham is owned 100% by Zoran Limited, which is owned 100% by Yumi Hattori McIntyre. Orogen is owned 100% by Dorrier Equities LP, of which the general partner is Dorrier Management Trust, of which John Dorrier serves as the sole trustee.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Effective January 1, 2013, Charles B. Crowell, the Company’s Chairman of the Board at the time, was engaged by the Company as a special consultant to assist the Chief Executive Officer and the Board in evaluating the Company’s potential strategic alternatives in light of its then current liquidity situation. Under the consulting arrangement, Mr. Crowell was available and reported to the Chief Executive Officer and Executive Committee of the Board for up to 20 hours per week and received compensation of $16,000 per month. The consulting arrangement is not for a specific length of time, and was terminated in connection with the restructuring transactions described above.

For a summary description of the Securities Purchase Agreement and the Credit Agreement, each between the Company and the Consenting Stockholders, see “Amendments to Amended and Restated Articles of Incorporation — Restructuring Transactions” above.

HOUSEHOLDING

Under SEC rules, only one annual report, information statement or Notice of Internet Availability of Proxy Materials, as applicable, need be sent to any household at which two or more of our stockholders reside if they appear to be members of the same family and contrary instructions have not been received from an affected stockholder. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses for us. Brokers with accountholders who are our stockholders may be householding these materials. Once you have received notice from your broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, now or at any time in the future, you no longer wish to participate in householding and would like to receive a separate annual report, information statement or Notice of Internet Availability of Proxy Materials, or if you currently receive multiple copies of these documents at your address and would prefer that the communications be householded, you should contact us at the address or telephone number provided below.

REQUESTS FOR CERTAIN DOCUMENTS

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, NE, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for information on the public reference room. The SEC maintains an internet site that contains annual, quarterly and current reports, proxy and information statements and other information that issuers (including the Company) file electronically with the SEC. Our electronic SEC filings are available to the public at the SEC’s internet site, www.sec.gov.

We make available free of charge financial information, news releases, SEC filings, including our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to these reports as soon as reasonably practical after we electronically file such material with, or furnish it to, the SEC, on our website at www. gascoenergy.com. The documents available on, and the contents of, our website are not incorporated by reference into this Information Statement.  You may also obtain such information by contacting the Company at 7979 E. Tufts Ave., Suite 1150, Denver, Colorado  80237, telephone number (303) 483-0044.

Denver, Colorado

November 7, 2013

APPENDIX A

Charter Amendment

ROSS MILLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4520 (775) 684-5708 Website: www.nvsos.gov	*090201*

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Gasco Energy, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

The first paragraph of Article III - AUTHORIZED CAPITAL STOCK is amended to state as follows: “The amount of total authorized capital stock which the Corporation shall have authority to issue is 9,000,000,000 shares of common stock, $0.0001 par value, and 5,000,000 shares of preferred stock, each with $0.0001 par value. To the fullest extent permitted by the laws of the State of Nevada (currently set forth in NRS 78.195), as the same now exists or may hereafter be amended or supplemented, the Board of Directors may fix and determine the designations, rights, preferences or other variations of each class or series within each class of capital stock of the Corporation.”  [The remaining paragraphs of Articles III are unchanged.]

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:

4. Effective date and time of filing: (optional)	Date:	Time:
(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X
Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Amend Profit-After
Revised: 8-31-11